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                                                                    Exhibit 99.1
                                                                    ------------

                                                      FOR IMMEDIATE RELEASE

                                                                       CONTACTS:
                                                 From Penton Media - Mary Abood,
                               VP, Corporate Communications & Investor Relations
                                               216-931-9551 or mabood@penton.com



PENTON ACQUIRES STREAMING MEDIA, INC., THIRD ACQUISITION COMPLETED IN LAST TWO WEEKS CONTINUES PENTON'S ACCELERATED PUSH INTO HIGH-GROWTH MARKETS

CLEVELAND -- Oct. 2, 2000 -- Penton Media, Inc. (NYSE:PME) has acquired Streaming Media, Inc., San Francisco, producer of the Streaming Media East, Streaming Media West and Streaming Media Europe trade shows, the streamingmedia.com web site and Streaming Media Magazine. The purchase price was $65 million, plus contingent consideration of up to $35 million based on the achievement of specified business targets in 2001.

         Thomas L. Kemp, Penton chief executive officer, said Streaming Media's products will further strengthen Penton's media leadership position in the Internet/broadband sector. "Our strategy for building Penton includes identifying the emerging, fast-growing markets in the sectors we serve and providing these markets with a complete array of media channels. The streaming media segment is clearly among the fastest growing segments of the Internet and broadband space. This acquisition is an important addition to our global Internet World media franchise, which serves e-business professionals, the wireless Internet market, and the ISP, CLEC, and ASP segments. We expect the Streaming Media group to be another fast-growth component of Penton's dynamic portfolio."

         Streaming is the technological process for transferring audio and video content over the Internet so that it is received by an online user in a steady and continuous "stream." The listener/viewer may receive content upon request without requiring download, thereby providing almost immediate on-demand access to all kinds of media. The streaming technology and content markets have grown rapidly alongside increased usage of the Internet and users' desire to experience multimedia via the Web.

Streaming Media's Products

         Streaming Media produces four trade shows. Its Streaming Media Europe Conference and Exhibition is next scheduled for Oct. 10-12 at Earls Court Centre in London. Streaming Media West will take place Dec. 12-14 at the San Jose McEnery Convention Center. The West Coast event in 2001 will be staged June 20-22 in Long Beach, California. Streaming Media plans to add a Streaming Media trade show in Hong Kong in May 2001. In addition to exhibits, the Streaming Media events offer conference tracks in the areas of content, business and technology. Streamingmedia.com traffic currently exceeds 70,000 user sessions per week. The site includes daily news, in-depth articles and features, technology tutorials, discussion lists, an extensive job




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board, content archives, talk shows, video-on-demand conference sessions, and comprehensive industry directories.

         Streaming Media also publishes two e-mail newsletters. The Streaming Media Newsletter, published weekly, currently reaches over 40,000 subscribers. The Streaming Media Europe Newsletter, published every two weeks, currently reaches over 5,500 subscribers focused on the European market.

         Streaming Media Magazine is launching in December 2000. The magazine will build upon the popularity of the Streaming Media trade shows and streamingmedia.com's content by providing authoritative industry news, research, analysis and commentary in a monthly print publication.

         Penton is merging the Streaming Media business into its Technology Media Division, keeping current operations and management in place. "We see a number of productive synergies for the Streaming Media group with our Internet World and Stardust.com teams," noted David B. Nussbaum, president of the division. "We're tremendously excited about leveraging our collective expertise, market relationships and the power of our media brands to continue to build Penton's leading position in the worldwide Internet media arena."

         Richard Bowsher, president & CEO, Streaming Media, said, "There is incredible synergy to be harnessed between Penton and Streaming Media; we share a common vision of how diversified media companies should be developed to best serve rapidly growing technology markets. We're looking forward to turbo-charging our leading industry position with Penton's wealth of experience, leading Internet/media industry resources and global infrastructure."

Penton's Strategic Acquisitions in Recent Weeks

         The purchase of Streaming Media is Penton's third strategic acquisition in recent weeks. Other transactions included:

-- The purchase of 100% of the stock of Duke Communications International, for $100 million, and a contingent payment of up to $50.0 million. Duke publishes six magazines and associated Web sites and e-mail newsletters for information technology and finance professionals. Its flagship titles include Windows 2000 Magazine, and NEWS/400 and Business Finance magazines. The acquisition provides Penton with a leadership position in the information technology sector.

-- The asset purchase of trade shows produced by Professional Trade Shows, Inc. (PTS), for $17.0 million. PTS' 50 regional trade shows serve the plant engineering and maintenance, material handling, buildings and facilities maintenance, design engineering, and machine tool industries. The acquisition strengthens Penton's current market position as a leading publisher in these industries.

         The three new Penton businesses are expected to add approximately $25.0 million to Penton's fourth quarter 2000 revenues. Approximately 50% of the revenues will be generated from trade shows, 40% from publishing, and 10% from online media products, including sources such as Web site advertising and sponsorships and e-mail newsletter sponsorships. Each of the




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acquisitions is accretive to after tax cash flow per share.

About Penton Media

         Penton Media is a leading diversified business media company that produces market-focused magazines, Web sites, trade shows, and conferences. Penton's integrated media portfolio serves the following market sectors:
Internet/broadband; information technology; electronics; natural products/food/retail; manufacturing; design/engineering; management; supply chain/aviation; government/compliance; mechanical systems/construction; and leisure/hospitality. The Company had revenues of $300.8 million in 1999.

         Statements in this document that are not historical in nature are forward-looking statements. Although Penton believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Certain of such factors are detailed in reports filed with the Securities and Exchange Commission. Other factors include, without limitation, the receptivity of the Company's Internet businesses by its customers and the ability of the Company to execute its Internet strategy.

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